UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ____________)*


                        Guaranty Federal Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $1.00 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    40108P101
     ----------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 25, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40108P101                    13G                    Page 2 of 10 Pages
          ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Carl Marks Management Company,
         S.S. or I.R.S. Identifica-               L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power            313,700 shares
Beneficially               (6)   Shared Voting Power          0
Owned by Each              (7)   Sole Dispositive Power       313,700 shares
Reporting Person           (8)   Shared Dispositive Power     0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         313,700

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      5.04%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             IA, PN

--------------------------------------------------------------------------------

CUSIP No. 40108P101                    13G                    Page 3 of 10 Pages
          ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Andrew M. Boas
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     United States of America

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power            0
Beneficially               (6)   Shared Voting Power          313,700 shares
Owned by Each              (7)   Sole Dispositive Power       0
Reporting Person           (8)   Shared Dispositive Power     313,700 shares

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         313,700 shares

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      5.04%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             HC, IN

--------------------------------------------------------------------------------

CUSIP No. 40108P101                    13G                    Page 4 of 10 Pages
          ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Robert C. Ruocco
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     United States of America

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power            0
Beneficially               (6)   Shared Voting Power          313,700 shares
Owned by Each              (7)   Sole Dispositive Power       0
Reporting Person           (8)   Shared Dispositive Power     313,700 shares

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         313,700 shares

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      5.04%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             HC, IN

--------------------------------------------------------------------------------

ITEM 1
------
         (A)  NAME OF ISSUER

              Guaranty Federal Bancshares, Inc.

         (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              1341 West Battlefield
              Springfield, MO  65807-4181

ITEM 2
------
         (A)  NAME OF PERSON FILING

              This Schedule is being jointly filed by Carl Marks Management Company, L.P., a registered investment adviser ("CMMC"), and the two individual general partners of CMMC, Messrs. Andrew M. Boas ("Boas") and Robert C. Ruocco ("Ruocco").

         (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              135 E. 57th Street
              New York, New York 10022

         (C)  CITIZENSHIP

              (i) CMMC -- A Delaware limited partnership
              (ii) Messrs. Boas and Ruocco -- United States of America
              Citizens

         (D)  TITLE OF CLASS OF SECURITIES

              Common Stock, par value $1.00 per share

         (E)  CUSIP NUMBER

              40108P101

ITEM 3        IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR
------        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o).

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                      U.S.C. 78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

                           Page 5 of 10 Pages

              (e) [X] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E). (CMMC)

              (f) [ ] An employee benefit plan or endowment fund in
                      accordance with ss.240.13d-1(b)(1)(ii)(F).

              (g) [X] A parent holding company or control person in
                      accordance with ss.240.13d-1(b)(1)(ii)(G).
                      (Boas and Ruocco)

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4        OWNERSHIP
------
              CMMC

              (a)  Amount Beneficially Owned =                                  313,700 shares
              (b)  Percent of Class =                                           5.04%
              (c)  Number of shares as to which such person has:
                          (i)  sole power to vote or to direct the vote:        313,700 shares
                         (ii)  shared power to vote or to direct the vote:      None
                        (iii)  sole power to dispose or to direct the
                               disposition of:                                  313,700 shares
                         (iv)  shared power to depose or to direct
                               disposition of:                                  None

              Boas

              (a)  Amount Beneficially Owned =                                  313,700 shares
              (b)  Percent of Class =                                           5.04%
              (c)  Number of shares as to which such person has:
                          (i)  sole power to vote or to direct the vote:        None
                         (ii)  shared power to vote or to direct the vote:      313,700 shares
                        (iii)  sole power to dispose or to direct the
                               disposition of:                                  None
                         (iv)  shared power to dispose or to direct
                               disposition of:                                  313,700 shares

              Ruocco

              (a)  Amount Beneficially Owned =                                  313,700 shares
              (b)  Percent of Class =                                           5.04%
              (c)  Number of shares as to which such person has:
                          (i)  sole power to vote or to direct the vote:        None
                         (ii)  shared power to vote or to direct the vote:      313,700 shares

                               Page 6 of 10 Pages


                        (iii)  sole power to dispose or to direct the
                               disposition of:                                  None
                         (iv)  shared power to dispose or to direct
                               disposition of:                                  313,700 shares

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------
              Various funds, partnerships and accounts directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. No such party beneficially owns more than 5% of the class.

ITEM 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
------        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------
              Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP
------
              Not applicable

ITEM 10       CERTIFICATION
-------
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: July 2, 1998
                                             CMMC

                                             By: /s/ Robert C. Ruocco
                                                 --------------------
                                                 Title: General Partner

                                                 /s/ Andrew M. Boas
                                                 ------------------
                                                 ANDREW M. BOAS

                                                 /s/ Robert C. Ruocco
                                                 --------------------
                                                 ROBERT C. RUOCCO

                               Page 8 of 10 Pages